Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of XL Capital Ltd, which is incorporated by reference in XL Capital Ltd's Annual Report on Form 10-K for the year ended December 31, 1999 which states that we did not audit the financial statements of NAC Re Corp. for the year ended December 31, 1998 and that our opinion, insofar as it relates to the amounts included in NAC Re Corp. for those dates, is based solely on the report of other auditors, which report is included herein. We also consent to the incorporation by reference of our report dated February 9, 2000 relating to the financial statements schedules, which appears in such Annual Report on Form 10-K.

/s/  PRICEWATERHOUSECOOPERS LLP
New York, New York
September 14, 2000